GALLOP, JOHNSON & NEUMAN, L.C.
101 SOUTH HANLEY
ST. LOUIS, MO 63105

February 20, 2003

Maverick Tube Corporation
16401 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63013

Re:  Registration on Form S-3 of 733,676 shares of Common Stock,
      $.01 par value per share, of Maverick Tube Corporation

Ladies and Gentlemen:

        We are acting as counsel for Maverick Tube Corporation, a Delaware corporation (the “Company”), in connection with the above-referenced Registration Statement or Form S-3 (together with all amendments thereto, the “Registration Statement”) relating to the registration of the resale of up to 733,676 shares of common stock, par value $.01 per share, of the Company (the “Shares”). The Shares are being issued and delivered to the selling stockholders specified in the prospectus included in the Registration Statement (the “Selling Stockholders”) pursuant to that certain Plan of Reorganization and Agreement of Merger by and among the Company, SC Acquisition, L.P., SeaCAT Corporation and certain shareholders of SeaCAT Corporation, dated as of February 19, 2003 (the “Merger Agreement”) as partial consideration for the merger of SeaCAT Corporation into a wholly-owned subsidiary of the Company.

        In rendering this opinion, we have examined such documents and records, including an examination of originals, or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion, and assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies with respect to all parties to the Merger by Agreement and such other documents or instruments relative hereto. Other than the Company, we have assumed their legal capacity and that such parties had all requisite power and authority to execute, deliver and perform such agreements and instruments. We have further assumed that with respect to all such parties, other than the Company, such agreements and instruments have been duly authorized by all requisite action, have been executed and delivered and are the valid, binding and enforceable obligations of such parties. In addition, we have made such inquiries as to factual matters as we have deemed necessary or appropriate for purposes of this opinion.

        Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement authorizing the issuance of the Shares, will be validly issued, fully paid and nonassessable.

        Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Laws of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other laws of the State of Delaware or any other jurisdiction.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

GALLOP, JOHNSON & NEUMAN, L.C.